Exhibit 3.1

FORM OF

RESTATED
CERTIFICATE OF FORMATION

(WITH AMENDMENTS)
OF
GREEN BANCORP, INC.

Green Bancorp, Inc. (the “Corporation”), pursuant to the provisions of Sections 3.051, 3.057, 3.059 and 21.056 of the Texas Business Organizations Code (the “TBOC”), hereby adopts this Restated Certificate of Formation (with Amendments) (the “Restated Certificate”), which accurately states the Corporation’s existing certificate of formation and all amendments thereto that are in effect as of the date hereof (the “Original Certificate”), as further amended by this Restated Certificate. The Restated Certificate does not contain any other change except for information permitted to be omitted by Section 3.059(b) of the TBOC.

1.             The name of the Corporation is Green Bancorp, Inc.

2.             Each such amendment made by this Restated Certificate has been made in accordance with the provisions of the TBOC.

3.             Each such amendment made by this Restated Certificate has been approved in the manner required by the TBOC and the constituent documents of the Corporation.

4.             Articles 8, 10 , 11, 12, 13, 14, 15, 16 and 17 of the Original Certificate are each amended and restated in their entirety to read as set forth in Articles 8, 10 , 11, 12, 13, 14, 15, 16 and 17 of the Restated Certificate.

5.             The Original Certificate and all amendments and supplements thereto are hereby superseded by the following Restated Certificate:

RESTATED
CERTIFICATE OF FORMATION
OF
GREEN BANCORP, INC.

Article 1.      Name.  The name of the corporation is Green Bancorp, Inc. (hereinafter referred to as the “Corporation”).  The filing number issued to the Corporation by the secretary of state is 0800404196.

Article 2.      Duration.  The period of duration of the Corporation shall be perpetual.

Article 3.      Registered Office and Registered Agent.  The address of the registered office of the Corporation in the State of Texas is 4000 Greenbriar, Houston 77098.  The name of the registered agent at such address is John P. Durie.

Article 4.      Purpose of Corporation.  The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Business Organizations Code of the State of Texas.

Article 5.      Capital Stock.

A.   Total Capital Stock.  The total number of shares of capital stock which the Corporation has authority to issue is 100,000,000, of which 10,000,000 shall be preferred stock, $.01 par value per share (hereinafter the “Preferred Stock”), and 90,000,000 shall be common stock, par value $.01 per share (hereinafter the “Common Stock”).  Each share of Common Stock shall be entitled to one (1) vote on any matter on which shareholders are entitled to vote.

B.   The Preferred Stock.  The Board of Directors is hereby expressly authorized, by resolution or resolutions to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock.  Before any shares of any such series are issued, the Board of Directors shall fix, and hereby is expressly empowered to fix, by resolution or resolutions, the following provisions of the shares thereof:

(a)          the designation of such series, the number of shares to constitute such series and the stated value thereof if different from the par value thereof;

(b)          whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be general or limited;

(c)           the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of this class;

(d)          whether the shares of such series shall be subject to redemption by the Corporation, and, if so, the times, prices and other conditions of such redemption;

(e)           the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, or upon any distribution of the assets of the Corporation;

(f)           whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

(g)           whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of this class or any other securities, and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

(h)          the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Stock or shares of stock of any other class or any other series of this class;

(i)            the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such series or of any other series of this class or of any other class; and

(j)           any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof.

The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.  All shares of any one series of Preferred Stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall accrue and/or be cumulative.

Shares of the capital stock of the Corporation may be issued from time to time as authorized by the Board of Directors without further approval of the shareholders except to the extent such approval is required by governing law, rule or regulation.

Article 6.      [Reserved].

Article 7.      Preemptive Rights.  No holder of the capital stock of the Corporation shall be entitled as such, as a matter of right, to subscribe for or purchase any part of any new or additional issue of stock of any class whatsoever of the Corporation, or of treasury shares, or of securities convertible into stock of any class whatsoever, whether now or hereafter authorized, or whether issued for cash or other consideration or by way of a dividend.

Article 8.      Directors.  The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors.  Except as otherwise fixed pursuant to the provisions of Article 5B hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors, the number of directors shall be fixed from time to time exclusively by resolution of the Board of Directors.

A.   Term.  The full Board of Directors, other than those who may be elected by the holders of any class or series of stock having preference over the Common Stock as to dividends or upon liquidation, shall be divided into three classes, with respect to the time for which they severally hold office, designated Class I, Class II, and Class III.  Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the full Board of Directors.  The initial division of the Board of Directors following the effective date of the Certificate of Formation shall be as follows:

The Class I directors will initially consist of the following individuals, and their term shall expire at the annual meeting of shareholders to be held in 2015:

William L. Spiegel	4000 Greenbriar
Houston, Texas 77098

Stefanie L. Shelley	4000 Greenbriar
Houston, Texas 77098

The Class II directors will initially consist of the following individuals, and their term shall expire at the annual meeting of shareholders to be held in 2016:

Stephen Eisenstein	4000 Greenbriar
Houston, Texas 77098

Manuel J. Mehos	4000 Greenbriar
Houston, Texas 77098

Steven D. Lerner	4000 Greenbriar
Houston, Texas 77098

The Class III directors will initially consist of the following individuals, and their term shall expire at the annual meeting of shareholders to be held in 2017:

Cas A. Schneller	4000 Greenbriar
Houston, Texas 77098

Alan M. Silberstein	4000 Greenbriar
Houston, Texas 77098

Robert B.B. Smith	4000 Greenbriar
Houston, Texas 77098

A director shall hold office until the annual meeting of shareholders for the year in which his or her respective term expires and until his or her respective successor shall be elected and shall be qualified or until his or her earlier death, resignation, retirement, disqualification or removal from office.  Except as otherwise fixed pursuant to the provisions of Article 5B hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors, (i) at each succeeding annual meeting of shareholders beginning in 2015, successors to the class of directors whose term expires at that meeting shall be elected for a three-year term and (ii) if the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class to as nearly as possible to one-third of the total number of directors, but in no case will a decrease in the number of directors shorten the term of any incumbent director.  In any election of directors, the persons receiving a plurality of the votes cast, up to the number of directors to be elected in such election, shall be deemed elected.  Directors need not be shareholders of the Corporation.  Shareholders of the Corporation shall not be permitted to cumulate their votes for the election of directors.

B.   Vacancies.  Except as otherwise fixed pursuant to the provisions of Article 5B hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors, any vacancy occurring in the Board of Directors, including any vacancy created by reason of an increase in the number of directors, may be filled by the affirmative vote of a majority of the directors then in office or by a sole remaining director, and any director so chosen shall hold office for the remainder of the term to which the director has been selected and until such director’s successor shall have been elected and qualified.

C.   Removal.  Subject to the rights of any class or series of stock having preference over the Common Stock as to dividends or upon liquidation to elect directors, any director (including persons elected by the directors to fill vacancies in the Board of Directors) may be removed from office only for cause and only by the affirmative vote of a majority of the votes entitled to be cast by the shares of the then outstanding capital stock of the Corporation present in person or represented by proxy and entitled to vote generally in the election of directors (the “Voting Shares”) at a duly constituted meeting of shareholders.

Article 9.      Liability of Directors and Officers.  The personal liability of the directors and officers of the Corporation for monetary damages shall be eliminated to the fullest extent permitted by the Business Organizations Code of the State of Texas.  No amendment, modification or repeal of this Article 9 shall adversely affect the rights provided hereby with respect to any claim, issue or matter in any proceeding that is based in any respect on any alleged action or failure to act prior to such amendment, modification or repeal.

Article 10.       Indemnification.  The Corporation shall indemnify its directors, officers, employees, agents and former directors, officers, employees and agents, and any other persons serving at the request of the Corporation as a director, officer, employee or agent of another corporation, association, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees, judgments, fines and amounts paid in settlement) incurred in connection with any pending or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, with respect to which such director, officer, employee, agent or other person is a party, or is threatened to be made a party, to the full extent permitted by the Business Organizations Code of the State of Texas and applicable federal law.  The indemnification provided herein (i) shall not be deemed exclusive of any other right to which any person seeking indemnification may be entitled under any bylaw, agreement or vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in any other capacity, and (ii) shall inure to the benefit of the heirs, executors and administrators of any such person.  The right to indemnification conferred by this Article 10 shall, to the extent permitted by the Business Organizations Code of the State of Texas, include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.  Except as prohibited by the Business Organizations Code of the State of Texas, the Corporation shall have the power, but shall not be obligated, to purchase and maintain insurance on behalf of any person or persons enumerated above against any liability asserted against or incurred by them or any of them arising out of their status as corporate directors, officers, employees, or agents whether or not the Corporation would have the power to indemnify them against such liability under the provisions of this Article 10. Any repeal or modification of this Article 10 shall not adversely affect any rights to indemnification and to the advancement of expenses existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.  Notwithstanding any provision of this Article 10 to the contrary, all indemnification payments shall be consistent with the requirements of Section 18(k) of the Federal Deposit Insurance Act and the implementing regulations thereunder.

Article 11.       Special Meetings of Shareholders.  Except as otherwise required by law and subject to the rights of the holders of any class or series of Preferred Stock, special meetings of the shareholders may be called only by the Chairman of the Board, by the President, by the Board of Directors pursuant to a resolution approved by the affirmative vote of at least a majority of the directors then in office, or by the holders of record of not less than fifty percent (50%) of the then outstanding Voting Shares.

Article 12.       Unanimous Consent of Shareholders in Lieu of a Meeting.  Any action required to be taken by the shareholders at any annual or special meeting of such shareholders, or any action which may be taken at any annual or special meeting of shareholders of this Corporation, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by every holder of shares entitled to vote at such meeting and shall be delivered to the Corporation by delivery to its principal office.

Article 13.       [RESERVED]

Article 14.

Article 15.       Election By Corporation.  The Corporation expressly elects to be governed by Section 21.606 (Three-Year Moratorium on Certain Business Combinations) of the Texas Business Organizations Code (or any successor to such statute).

Article 16.       Amendment of Certificate of Formation and Bylaws.

A.   Certificate of Formation.  The Corporation reserves the right to amend, alter, change or repeal any provision contained in the Certificate of Formation, in the manner now or hereafter prescribed by law, and all rights conferred upon shareholders herein are granted subject to this reservation.  Except as otherwise permitted by statute, no amendment, addition, alteration, change or repeal of this Certificate of Formation shall be made unless it is first approved by the Board of Directors of the Corporation pursuant to a resolution adopted by the affirmative vote of a majority of the directors then in office, and is thereafter approved by the affirmative vote of a majority of the Voting Shares, voting together as a single class, as well as such additional vote of the Preferred Stock as may be required by the provisions of any series thereof; provided that no amendment, alteration, change or repeal may be made to Articles 8-16 without the affirmative vote of the holders of at least two-thirds of the Voting Shares.

B.   Bylaws.  The Board of Directors or shareholders may adopt, alter, amend or repeal the Bylaws of the Corporation.  Such action by the Board of Directors shall require the affirmative vote of a majority of the directors then in office at any regular or special meeting of the Board of Directors.  Such action by the shareholders shall require the affirmative vote of at least two-thirds of the Voting Shares, as well as such additional vote of the Preferred Stock as may be required by the provisions of any series thereof.

Article 17.       Exclusive Jurisdiction.  Any state or federal court located in Harris County in the State of Texas shall be the sole and exclusive forum for (a) any actual or purported derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation’s shareholders or creditors, (c) any action asserting a claim against the Corporation or any director or officer of the Corporation arising pursuant to any provision of the Business Organizations Code of the State of Texas, the Certificate of Formation or the Bylaws of the Corporation, or (d) any action asserting a claim against the Corporation or any director or officer of the Corporation governed by the internal affairs doctrine.

Article 18.       Corporate Opportunities.  To the fullest extent permitted by applicable law or regulation, no director of the Corporation shall be obligated to refer or present any particular business opportunity to the Corporation unless such opportunity is presented to such director expressly and solely in writing as a business opportunity for the Corporation, even if such opportunity is of a character that, if referred or presented to the Corporation, could be taken by the Corporation, and any such director or affiliate thereof shall have the right to take for its own account (individually or as a partner, shareholder, member, participant or fiduciary) or to recommend to others such particular opportunity.

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IN WITNESS WHEREOF, the undersigned has executed this document on this [  ] day of [   ], 2014.

GREEN BANCORP, INC.

By:
Name:
Title: